Exhibit 99.1

Minim Announces Pricing of $25 Million Public Offering of Common Stock

MANCHESTER, NH — Minim, Inc. (NASDAQ: MINM) (the “Company”) today announced the pricing of an underwritten public offering of 10,000,000 shares of the Company’s common stock at a public offering price of $2.50 per share for aggregate gross proceeds of approximately $22.7 million after deducting underwriting discounts, commissions, and other offering expenses. In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares at the public offering price less the underwriting discounts and commissions. The offering is expected to close on or around August 2, 2021, subject to satisfaction of customary closing conditions.

The Company intends to use the net proceeds it receives from the offering for general corporate and working capital purposes, which may include inventory optimization, development and marketing of new product offerings and expansion into global markets.

B. Riley Securities is acting as the sole book-running manager and Northland Capital Markets is acting as co-manager for the offering.

The Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form S-1 relating to these securities on July 28, 2021. A final prospectus relating to this offering will be filed with the SEC. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, by contacting B. Riley Securities, Attention: Prospectus Department, 1300 17th St. North, Ste. 1300, Arlington, VA 22209, or by telephone at (703) 312-9580 or by email at prospectuses@brileyfin.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About Minim

Minim, Inc. (NASDAQ: MINM) is the creator of intelligent networking products that dependably connect people to the information they need and the people they love. Headquartered in Manchester, NH, the company delivers smart software-driven communications products under the globally recognized Motorola brand and ZOOM® trademark. Minim end users benefit from a personalized and secure WiFi experience, leading to happy and safe homes where things just work.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Media Contact:

Michele Clarke at (203) 912-0560 or michele.clarke@minim.com

Investor Relations Contact:

James Carbonara, Hayden IR at (646) 755-7412 or james@haydenir.com

Forward-Looking Statements

This press release contains “forward-looking statements”, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to Minim’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: risks associated with Minim’s potential inability to realize intended benefits of the merger; the potential increase in tariffs on the company’s imports; potential difficulties and supply interruptions from moving the manufacturing of most of the company’s products to Vietnam; risks relating to global semiconductor shortages; potential changes in NAFTA; the potential need for additional funding which Minim may be unable to obtain; declining demand for certain of Minim’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Minim’s production and shipping; Minim’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Minim’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; risks from a material weakness in our internal control over financial reporting; the impact of the COVID-19 pandemic; and other risks set forth in Minim’s filings with the Securities and Exchange Commission. Minim cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Minim expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Minim’s expectations or any change in events, conditions or circumstance on which any such statement is based.